Exhibit 99.1

                                      NEWS RELEASE

Contact:	Mickey Foster Vice President Corporate and Investor Relations (732) 933-5140

FOR IMMEDIATE RELEASE

MILLENNIUM CHEMICALS ANNOUNCES BOARD CHANGES
-- Three New Directors Appointed --
-- Two Directors to Retire --
-- Lead Director Appointed --

Red Bank, New Jersey, December 16, 2002 -- Millennium Chemicals (NYSE-MCH) ("Millennium") announced today the appointment of three new board members - The Honorable Mary K. Bush, Irvin F. Diamond and Daniel S. Van Riper. Two current board members will be retiring at the next Annual Shareholder Meeting on May 23, 2003 - Martin G. Taylor and Professor Martin D. Ginsburg. In addition, Worley H. Clark, Jr. has been named Lead Director of the Millennium board of directors.

William M. Landuyt,Chairman and CEO of Millennium, said, “It is a pleasure to welcome Mary Bush, Irv Diamond and Dan Van Riper as new board members to the Millennium board. I also want to thank Martin Taylor and Professor Ginsburg for their outstanding service since the inception of the company.”

Since 1991, The Honorable Mary K. Bush has been President of Bush International, a firm that advises emerging market governments on strengthening banking systems and capital markets and on strategies to support free enterprise. In 1982 and 1983, Ms. Bush was Executive Assistant to the Deputy Secretary of the US Treasury Department. She was appointed by the President and confirmed by the Senate in 1982 and in 1984 as United States Alternate Executive Director of the International Monetary Fund (IMF) Board. Ms. Bush was the senior executive (Vice President, International Finance) at Fannie Mae for international financial market matters. From 1989 to 1991, Ms. Bush was Managing Director (Chief Operating Officer) of the Federal Housing Finance Board. Ms. Bush serves on several Boards and Advisory Boards including Mortgage Guaranty Insurance Corporation, The Pioneer Funds, R.J. Reynolds, Brady Corporation, Sally Mae, Washington Mutual Investors Fund and ManTech International Corporation. She holds an M.B.A. from the University of Chicago and a B.A., Phi Beta Kappa, Magna Cum Laude, from Fisk University.

Irvin F. Diamond, CPA, CVA, CFP, PFS, is the Chairman of the Board, CEO and Principal in REDW Business & Financial Resources, LLC. He is also a member of the Board of Directors of Cooper's Inc., Healthcare Horizons, Inc., and Amerinst Insurance Group Ltd. and a member of the Advisory Board of Directors of First National Bank of Santa Fe. Mr. Diamond earned a B.A. in history and English from John Carroll University and a B.B.A. in accounting from the University of New Mexico. Mr. Diamond is a past officer and director of the American Institute of Certified Public Accountants and has practiced public accounting since 1963 and is a past president of the New Mexico Society of Public Accountants. He has a diversified background including significant experience in auditing, tax, and management services. Mr. Diamond has published numerous papers and articles.

Daniel S. Van Riper, CPA, is a member of the board of directors of three NASDAQ listed companies - New Brunswick Scientific Co., Inc, Globecomm Systems Inc., and DOV Pharmaceutical, Inc. He chairs the Audit Committee of each Company and serves on the Compensation Committee of DOV Pharmaceutical, Inc. He currently serves as Special Advisor to Sealed Air Corporation, where he served as Senior Vice President and Chief Financial Officer from July 1998 to January 2002. Additionally, Mr. Van Riper was a partner serving in leadership positions of KPMG LLP, where he worked from June 1962 to June 1998. Mr. Van Riper graduated with high honors and a B.S. in accounting and completed his M.B.A. in economics and finance from Rutgers University. Mr. Van Riper, a Certified Public Accountant, is a member of the American Institute of Certified Public Accountants and Beta Gamma Sigma, national honorary business fraternity. Mr. Van Riper also currently serves as a member of the Dean's Board of Advisors for Rutgers Business School.

Worley H. Clark, Jr. has served as a Director of the Company since the Company was formed . He was President and Chief Executive Officer of Nalco Chemical Company from 1982 until his retirement in 1994 and Chairman of Nalco Chemical Company from 1984 until such retirement. Mr. Clark serves on the board of directors of Merrill Lynch & Co., Georgia Pacific Corporation, Valero Energy Corporation, and Bethlehem Steel Corporation. He is a Trustee of The Rush Presbyterian-St. Luke's Medical Center and the Field Museum of Natural History.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride and other products, including zirconia, cadmium/selenium pigments and silica gel;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America;
  A leading producer of fragrance chemicals; and,
  Through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The aforementioned statements relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings. In addition, the information presented here is intended to be accurate as of this date. Forward-looking information is intended to reflect the opinions as of this date; and, such information will not necessarily be updated by the Company.